News Release
#15-xx	CONTACT:
Greg Powell Vice President Investor Relations B/E Aerospace (561) 791-5000

B/E AEROSPACE BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND AND INITIATES SHARE REPURCHASES

WELLINGTON, FL, July 31, 2015 - B/E Aerospace, Inc. (the “Company”) (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products, today announced that its Board of Directors declared a quarterly dividend of $0.19 per outstanding share of the Company’s common stock.  The dividend is payable on September 11, 2015 to shareholders of record at the close of business on August 17, 2015.  In addition, the Company announced that it plans to initiate repurchases under its previously authorized share repurchase program.

“We continue to expect a strong acceleration in the 2017 revenue growth rate and are continuing to pursue a number of cost reduction initiatives to address our near-term revenue outlook.  We believe our shares offer a compelling investment opportunity at current trading levels,” said Amin J. Khoury, Executive Chairman of B/E Aerospace.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The declaration and payment of future dividends, share repurchases, and repayment of outstanding debt are at the discretion of the Board of Directors and will depend on the Company’s future earnings, capital requirements, financial conditions, operating conditions, contractual restrictions and such other factors as the Board of Directors may deem relevant. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  B/E Aerospace also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.